FOR IMMEDIATE RELEASE

Balchem Corporation Announces Dividend

New Hampton, New York. December 10, 2010.  Balchem Corporation (NASDAQ: BCPC) today announced that its Board of Directors has declared a dividend on its shares of common stock equal to $0.15 per share, payable on January 20, 2011 to holders of record on December 21, 2010. This dividend reflects a 36% increase over the prior year cash dividend. Dino A. Rossi, Balchem’s Chairman, CEO and President stated, “This board action recognizes the strong performance of the Company, and the continued confidence in the prospects of our core business. It also reflects support of our new initiatives, which are currently underway, and anticipated capital requirements for other strategic growth objectives. We believe this action is in the best interests of Balchem and our shareholders.”

Segment Information

Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma and Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward Looking Statements

This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2009. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:	Frank Fitzpatrick, Chief Financial Officer
Telephone: 845-326-5600
e-mail: ffitzpatrick@balchemcorp.com